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                                                                     EXHIBIT 3.6

                        NEW PLAN EXCEL REALTY TRUST, INC.

              PROPOSED AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

                        1. Article IV of the Amended and Restated Bylaws hereby is amended by deleting such Article in its entirety and inserting the following in its place:

                                    "Section 1. Number, Tenure and
                        Qualifications. The Board of Directors may appoint from among its members committees composed of two or more directors, to serve at the pleasure of the Board of Directors. In addition, the Board of Directors may establish additional committees composed of directors and members of management of the Corporation.

                                    Section 2.  Powers.  The Board of Directors
                        may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law.

                                    Section 3. Telephone Meetings. Members of a
                        committee appointed under Section 1 of this Article may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

                                    Section 4. Informal Action by Committees.
                        Any action required or permitted to be taken at any meeting of a committee appointed under Section 1 of this Article may be taken without a meeting if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee."


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                        NEW PLAN EXCEL REALTY TRUST, INC.

              PROPOSED AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

                        1. Article III, Section 5 of the Amended and Restated Bylaws hereby is amended by deleting such section in its entirety and inserting the following in its place:

                                    "Section 5. Notice. Notice of any meeting of
                        the Board of Directors shall be given to each director either (i) verbally, delivered personally or by telephone, or (ii) in writing, delivered personally or transmitted by facsimile to the director's business address. Such notice shall be given at least three (3) business days prior to such meeting. Neither the business to be transacted at, nor the purpose of, any annual or regular meeting of the Board of Directors need be stated in this notice, unless specifically required by statute or these bylaws. No business shall be transacted at a special meeting of the Board of Directors except as specifically designated in the notice thereof."